Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date: July 23, 2025

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS SECOND QUARTER 2025 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) and its banking subsidiary, The Fidelity Deposit and Discount Bank, announced its unaudited, consolidated financial results for the three and six-month periods ended June 30, 2025.

Unaudited Financial Information

Net income for the quarter ended June 30, 2025 was $6.9 million, or $1.20 diluted earnings per share, compared to $4.9 million, or $0.86 diluted earnings per share, for the quarter ended June 30, 2024.  The $2.0 million, or 40%, increase in net income resulted primarily from a $2.8 million increase in net interest income coupled with a $0.8 million increase in non-interest income. This was partially offset by a $1.1 million increase in non-interest expense and a $0.6 million increase in the provision for income tax.

For the six months ended June 30, 2025, net income was $12.9 million, or $2.23 diluted earnings per share, compared to $10.0 million, or $1.73 diluted earnings per share, for the six months ended June 30, 2024.  The $2.9 million, or 29%, increase in net income stemmed from the $4.9 million increase in net interest income and $1.1 million increase in non-interest income. This was partially offset by a $2.0 million increase in non-interest expense and a $1.0 million increase in the provision for income tax.

“I am pleased to share that we delivered another strong quarter, underscoring the continued momentum of our strategy and the dedication of our entire team,” stated Daniel J. Santaniello, President and Chief Executive Officer. “Second quarter 2025 net income increased 40% over last year’s second quarter to $6.9 million, with diluted earnings per share rising to $1.20. This performance was driven by a 19% increase in net interest income—reflecting our disciplined loan portfolio expansion and enhanced yields as well as a 16% rise in non-interest income.

Year-to-date, net income has grown 29% to $12.9 million, a clear testament to the strength of our relationship-based deposit strategy and prudent expense management. Our asset quality remains solid, and we further strengthened our capital position, with shareholders' equity up 7% providing a strong foundation for continued growth in the second half of 2025.

These results reflect more than financial performance—they speak to the strength of our culture, our commitment to our clients, and our deep roots in the communities we serve. I want to sincerely thank our talented and dedicated team of bankers, whose expertise and focus on service excellence drive our success every day. Together, we continue to build a stronger, more resilient financial institution—one that delivers meaningful value to our bankers, clients, shareholders, and communities.”

Consolidated Second Quarter Operating Results Overview

Net interest income was $17.9 million for the second quarter of 2025, a 19% increase over the $15.1 million earned for the second quarter of 2024.  The $2.8 million increase in net interest income resulted from the increase of $3.7 million in interest income primarily due to a $213.6 million increase in the average balance of interest-earning assets and a 19 basis point increase in fully-taxable equivalent ("FTE") (non-GAAP measurement) yield. The loan portfolio had the most significant impact, producing a $2.8 million increase in FTE interest income from $124.6 million in higher quarterly average balances and an increase of 24 basis points in FTE loan yield. Additionally, the Company experienced an increase of $1.1 million in interest earned from interest-bearing deposits with other financial institutions from $102.0 million in higher average balances. Slightly offsetting the higher interest income, there was a $0.9 million increase in interest expense due to a $178.8 million quarter-over-quarter increase in average interest-bearing liability balances. The increase was due to growth of $208.3 million in average interest-bearing deposit balances. However, this deposit growth was partially offset by a $28.5 million decrease in average short-term borrowings.

The FTE yield on interest-earning assets was 4.77% for the second quarter of 2025, an increase of 19 basis points from the 4.58% for the second quarter of 2024. The overall cost of interest-bearing liabilities was 2.52% for the second quarter of 2025, a decrease of 6 basis points from the 2.58% for the second quarter of 2024.  The cost of funds decreased 1 basis point from 1.96% to 1.95% for the second quarters of 2024 and 2025, respectively. The Company’s FTE net interest spread was 2.25% for the second quarter of 2025, an increase of 25 basis points from 2.00% recorded for the second quarter of 2024.  FTE net interest margin increased to 2.92% for the three months ended June 30, 2025 from 2.71% for the same period of 2024 primarily due to the growth in higher yielding taxable commercial loans.

For the three months ended June 30, 2025, the provision for credit losses on loans was $300 thousand and the provision for unfunded commitments was $20 thousand compared to a $275 thousand provision for credit losses on loans and a $140 thousand provision for credit losses on unfunded loan commitments for the three months ended June 30, 2024. For the three months ended June 30, 2025, the increase in the provision for credit losses on loans compared to the prior year period was due to $155 thousand in higher net charge-offs and a higher average total loan balance compared to the same period in 2024. For the three months ended June 30, 2025, the decrease in the provision for unfunded commitments was due to lower levels of unfunded commitments during the quarter due to increased utilization, specifically commercial construction commitments, compared to the year earlier period.

Total non-interest income increased $0.8 million, or 16%, to $5.4 million for the second quarter of 2025 compared to $4.6 million for the second quarter of 2024. The increase in non-interest income was primarily attributed to increases of $0.2 million in trust fees, a $0.2 million BOLI death benefit, $0.2 million in loan service charges, and $0.1 million in interchange fees.

Non-interest expenses increased $1.1 million, or 8%, for the second quarter of 2025 to $14.7 million from $13.6 million for the same quarter of 2024. The increase in non-interest expenses was primarily due to the increases in salaries and benefits expense of $0.8 million, premises and equipment expense of $0.2 million, and advertising expense of $0.2 million. These increases were partially offset by a $0.2 million decrease in professional services for the three months ended June 30, 2025 compared to the same period of 2024.

The provision for income taxes increased $0.6 million during the three months ended June 30, 2025 compared to the same period in 2024 primarily due to a $2.6 million increase in income before taxes.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $35.0 million for the six months ended June 30, 2025 compared to $30.1 million for the six months ended June 30, 2024.  The $4.9 million increase in net interest income resulted from the increase of $6.4 million in interest income primarily due to a $181.0 million increase in the average balance of interest-earning assets and a 20 basis point increase in FTE yield.  On the asset side, the loan portfolio interest income growth resulted from producing $5.3 million more in interest income from an increase of 25 basis points in FTE loan yields on $120.5 million in higher average balances. Additionally, the Company experienced an increase of $1.5 million in interest earned from interest-bearing deposits with other financial institutions from $71.6 million in higher average balances. The increase in interest income was partially offset by a decrease of $0.3 million in interest earned on the investment portfolio due to decreases of 6 basis points in yield and $11.3 million in average balances. On the funding side, total interest expense increased by $1.5 million primarily due to an increase in interest expense paid on deposits of $2.5 million from a 2 basis points higher rates paid on a $194.0 million larger average balance of interest-bearing deposits, partially offset by a decrease in interest expense on borrowings of $1.0 million for the six months ended June 30, 2025 compared to the same period in 2024.

The overall cost of interest-bearing liabilities was 2.51% for the six months ended June 30, 2025 compared to 2.54% for the six months ended June 30, 2024.  The cost of funds decreased 1 basis point to 1.94% for the six months ended June 30, 2025 from 1.95% from the same period of 2024. The FTE yield on earning assets was 4.75% for the six months ended June 30, 2025, an increase of 20 basis points from the 4.55% year-to-date June 30, 2024.  The Company’s FTE net interest spread was 2.24% for the six months ended June 30, 2025, an increase of 23 basis points from the 2.01% recorded for the same period of 2024.  FTE net interest margin increased by 21 basis points to 2.91% for the six months ended June 30, 2025 from 2.70% for the same 2024 period primarily due to the increase in yields earned on loans and leases outpacing the rates paid on interest-bearing deposits.

For the six months ended June 30, 2025, the provision for credit losses on loans was $755 thousand and the provision for credit losses on unfunded loan commitments was a net benefit of $65 thousand compared to a $400 thousand provision for credit losses on loans and a $90 thousand provision for credit losses on unfunded commitments for the six months ended June 30, 2024. For the six months ended June 30, 2025, the increase in the provision for credit losses on loans compared to the prior year period was due to $215 thousand in higher net charge-offs and a higher average total loan balance compared to the same period in 2024. For the six months ended June 30, 2025, the decrease in the provision for unfunded commitments was due to lower growth in unfunded commitments during the period due to increased utilization, specifically commercial construction commitments, compared to the year earlier period.

Total non-interest income for the six months ended June 30, 2025 was $10.3 million, an increase of $1.1 million, or 12%, from $9.2 million for the six months ended June 30, 2024.  The increase was primarily due to $0.3 million higher fees from trust fiduciary activities. The Company also had $0.2 million more non-interest income resulting from an increase in interchange fees, a $0.2 million BOLI death benefit, and an increase of $0.2 million in service charges on commercial loans. During the first half of 2025, gains of $0.5 million on the sale of a commercial loan and $0.3 million from the sale of a property were offset by $0.8 million in losses recognized on the sale of securities.

Non-interest expenses increased to $29.3 million for the six months ended June 30, 2025, an increase of $2.0 million, or 7%, from $27.3 million for the six months ended June 30, 2024. Salaries and benefits expense increased $1.3 million due to an increase in bankers, group insurance costs, and banker incentives in the first half of 2025, compared to the same period in 2024. Additionally, the Company saw an increase of $0.5 million in advertising and marketing expenses primarily due to a $0.3 million increase in Neighborhood Assistance Program donations from which the Company recognized $0.2 million in additional tax credits causing a corresponding decrease in PA shares tax expense. There was also an increase of $0.5 million in premises and equipment expense primarily due to higher costs for software licenses, subscriptions, and maintenance. The increases were partially offset by $0.3 million less in professional services expense.

The provision for income taxes increased $1.0 million during the six months ended June 30, 2025 compared to the same period in 2024 primarily due to a $3.9 million increase in income before taxes and $0.2 million less in tax credits.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets had a balance of $2.7 billion as of June 30, 2025, an increase of $114.0 million from December 31, 2024. The increase resulted from $82.1 million in growth in cash and cash equivalents as of June 30, 2025 compared to December 31, 2024. The loans and leases portfolio increased $37.9 million over the same period. Asset growth was offset by a decrease of $11.4 million in the investment portfolio primarily due to the sale of $17.5 million in available-for-sale securities and $11.3 million in paydowns partially offset by $14.7 million in purchases of securities.

During the same time period, total liabilities increased $100.0 million, or 4%. Deposit growth of $94.5 million was utilized to fund loan growth and increase interest-bearing cash balances. For interest-bearing deposit accounts, the Company experienced increases of $37.2 million in money market deposits, $17.2 million in interest-bearing checking accounts, $14.4 million in time deposits, and $1.6 million in savings and clubs. The deposit growth is primarily driven by growth in existing account balances from the relationship building strategy along with targeted direct marketing campaigns driving new client acquisitions and active management of promotional and retention rates. Additionally, the Company experienced an increase of $24.1 million in non-interest-bearing checking accounts. As of June 30, 2025, the ratio of insured and collateralized deposits to total deposits was approximately 75%.

Shareholders’ equity increased $13.9 million, or 7%, to $217.9 million at June 30, 2025 from $204.0 million at December 31, 2024. The increase was caused by $8.3 million higher retained earnings from net income of $12.9 million plus a $4.9 million, after tax, improvement in accumulated other comprehensive income from lower net unrealized losses recorded on available-for-sale securities, partially offset by $4.7 million in cash dividends paid to shareholders. An additional $0.9 million was recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation expense. At June 30, 2025, there were no credit losses on available-for-sale and held-to-maturity debt securities.  Accumulated other comprehensive income (loss) is excluded from regulatory capital ratios. The Company remains well capitalized with Tier 1 capital at 9.16% of total average assets as of June 30, 2025.  Total risk-based capital was 14.72% of risk-weighted assets and Tier 1 risk-based capital was 13.57% of risk-weighted assets as of June 30, 2025. Tangible book value per share was $34.25 at June 30, 2025 compared to $31.98 at December 31, 2024.  Tangible common equity was 7.38% of total assets at June 30, 2025 compared to 7.16% at December 31, 2024.

Asset Quality

Total non-performing assets were $3.5 million, or 0.13% of total assets, at June 30, 2025, compared to $7.8 million, or 0.30% of total assets, at December 31, 2024. Past due and non-accrual loans to total loans were 0.41% at June 30, 2025 compared to 0.71% at December 31, 2024. Net charge-offs to average total loans were 0.05% at June 30, 2025 compared to 0.03% at December 31, 2024.

About Fidelity D & D Bancorp, Inc. and The Fidelity Deposit and Discount Bank

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisor to the clients served by The Fidelity Deposit and Discount Bank (“Fidelity Bank”).  Fidelity Bank continues its mission of exceeding client expectations through a unique banking experience. It operates 21 full-service offices throughout Lackawanna, Luzerne, Lehigh and Northampton Counties and a Fidelity Bank Wealth Management Office in Schuylkill County. Fidelity Bank provides a digital banking experience online at www.bankatfidelity.com, through the Fidelity Mobile Banking app, and in the Client Care Center at 1-800-388-4380. Additionally, the Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and a full suite of personal and commercial banking products and services. Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 5,960 hours of volunteer time and over $1.3 million in donations to non-profit organizations directly within the markets served throughout 2024. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to measure their performance and trends. Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of non-GAAP financial measures to GAAP are presented in the tables below.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent ("FTE"), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2025 and 2024.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

■	local, regional and national economic conditions and changes thereto;
■	the short-term and long-term effects of inflation, and rising costs to the Company, its customers and on the economy;
■	the risks of changes and volatility of interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
■	securities markets and monetary fluctuations and volatility;
■	disruption of credit and equity markets;
■	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
■	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
■	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
■	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
■	the impact of new or changes in existing laws and regulations, including laws and regulations concerning taxes, banking, securities and insurance and their application with which the Company and its subsidiaries must comply;
■	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
■	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;
■	the effects of economic conditions of any other pandemic, epidemic or other health-related crisis such as COVID-19 and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;
■	the effects of bank failures, banking system instability, deposit fluctuations, loan and securities value changes;
■	technological changes;
■	the interruption or breach in security of our information systems, continually evolving cybersecurity and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;
■	acquisitions and integration of acquired businesses;
■	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
■	acts of war or terrorism; and
■	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$165,495	$83,353
Investment securities	545,821	557,221
Restricted investments in bank stock	4,240	3,961
Loans and leases	1,837,477	1,800,856
Allowance for credit losses on loans	(19,976)	(19,666)
Premises and equipment, net	40,097	35,914
Life insurance cash surrender value	58,849	58,069
Goodwill and core deposit intangible	20,364	20,504
Other assets	46,208	44,404

Total assets	$2,698,575	$2,584,616

Liabilities
Non-interest-bearing deposits	$558,074	$533,935
Interest-bearing deposits	1,877,254	1,806,885
Total deposits	2,435,328	2,340,820
Short-term borrowings	10	-
Secured borrowings	6,134	6,266
Other liabilities	39,191	33,561
Total liabilities	2,480,663	2,380,647

Shareholders' equity	217,912	203,969

Total liabilities and shareholders' equity	$2,698,575	$2,584,616

Average Year-To-Date Balances:	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$129,527	$55,773
Investment securities	551,906	557,537
Restricted investments in bank stock	4,066	3,960
Loans and leases	1,822,654	1,741,349
Allowance for credit losses on loans	(20,189)	(19,391)
Premises and equipment, net	35,839	35,580
Life insurance cash surrender value	58,503	56,455
Goodwill and core deposit intangible	20,423	20,641
Other assets	42,950	41,755

Total assets	$2,645,679	$2,493,659

Liabilities
Non-interest-bearing deposits	$540,320	$527,825
Interest-bearing deposits	1,852,895	1,697,529
Total deposits	2,393,215	2,225,354
Short-term borrowings	16	32,446
Secured borrowings	6,194	6,830
Other liabilities	35,497	32,471
Total liabilities	2,434,922	2,297,101

Shareholders' equity	210,757	196,558

Total liabilities and shareholders' equity	$2,645,679	$2,493,659

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Six Months Ended
	Jun. 30, 2025	Jun. 30, 2024	Jun. 30, 2025	Jun. 30, 2024
Interest income
Loans and leases	$25,328	$22,516	$49,924	$44,649
Securities and other	4,437	3,523	8,149	7,016

Total interest income	29,765	26,039	58,073	51,665

Interest expense
Deposits	(11,738)	(10,459)	(22,925)	(20,400)
Borrowings and debt	(98)	(463)	(186)	(1,204)

Total interest expense	(11,836)	(10,922)	(23,111)	(21,604)

Net interest income	17,929	15,117	34,962	30,061

Provision for credit losses on loans	(300)	(275)	(755)	(400)
Net (provision) benefit for credit losses on unfunded loan commitments	(20)	(140)	65	(90)
Non-interest income	5,359	4,615	10,332	9,188
Non-interest expense	(14,710)	(13,616)	(29,264)	(27,306)

Income before income taxes	8,258	5,701	15,340	11,453

Provision for income taxes	(1,337)	(766)	(2,428)	(1,460)
Net income	$6,921	$4,935	$12,912	$9,993

	Three Months Ended
	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Interest income
Loans and leases	$25,328	$24,596	$24,584	$24,036	$22,516
Securities and other	4,437	3,712	3,475	3,263	3,523

Total interest income	29,765	28,308	28,059	27,299	26,039

Interest expense
Deposits	(11,738)	(11,187)	(11,468)	(11,297)	(10,459)
Borrowings and debt	(98)	(88)	(217)	(571)	(463)

Total interest expense	(11,836)	(11,275)	(11,685)	(11,868)	(10,922)

Net interest income	17,929	17,033	16,374	15,431	15,117

Provision for credit losses on loans	(300)	(455)	(250)	(675)	(275)
Net benefit (provision) for credit losses on unfunded loan commitments	(20)	85	85	(135)	(140)
Non-interest income	5,359	4,973	4,847	4,979	4,615
Non-interest expense	(14,710)	(14,554)	(14,395)	(13,840)	(13,616)

Income before income taxes	8,258	7,082	6,661	5,760	5,701

Provision for income taxes	(1,337)	(1,091)	(826)	(793)	(766)
Net income	$6,921	$5,991	$5,835	$4,967	$4,935

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Assets
Cash and cash equivalents	$165,495	$211,195	$83,353	$120,169	$78,085
Investment securities	545,821	540,960	557,221	559,819	552,495
Restricted investments in bank stock	4,240	4,021	3,961	3,944	3,968
Loans and leases	1,837,477	1,817,509	1,800,856	1,795,548	1,728,509
Allowance for credit losses on loans	(19,976)	(20,017)	(19,666)	(19,630)	(18,975)
Premises and equipment, net	40,097	34,995	35,914	36,057	35,808
Life insurance cash surrender value	58,849	58,458	58,069	57,672	57,278
Goodwill and core deposit intangible	20,364	20,431	20,504	20,576	20,649
Other assets	46,208	43,758	44,404	41,778	42,828

Total assets	$2,698,575	$2,711,310	$2,584,616	$2,615,933	$2,500,645

Liabilities
Non-interest-bearing deposits	$558,074	$555,684	$533,935	$549,710	$527,572
Interest-bearing deposits	1,877,254	1,901,775	1,806,885	1,792,796	1,641,558
Total deposits	2,435,328	2,457,459	2,340,820	2,342,506	2,169,130
Short-term borrowings	10	10	-	25,000	98,120
Secured borrowings	6,134	6,190	6,266	6,323	7,237
Other liabilities	39,191	35,977	33,561	34,843	30,466
Total liabilities	2,480,663	2,499,636	2,380,647	2,408,672	2,304,953

Shareholders' equity	217,912	211,674	203,969	207,261	195,692

Total liabilities and shareholders' equity	$2,698,575	$2,711,310	$2,584,616	$2,615,933	$2,500,645

Average Quarterly Balances:	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Assets
Cash and cash equivalents	$161,316	$97,384	$67,882	$41,991	$58,351
Investment securities	546,149	557,726	560,453	554,578	551,445
Restricted investments in bank stock	4,158	3,973	3,957	3,965	3,983
Loans and leases	1,832,162	1,813,040	1,797,023	1,763,254	1,707,598
Allowance for credit losses on loans	(20,357)	(20,019)	(20,050)	(19,323)	(19,171)
Premises and equipment, net	35,954	35,722	36,065	36,219	35,433
Life insurance cash surrender value	58,697	58,307	57,919	57,525	55,552
Goodwill and core deposit intangible	20,386	20,459	20,529	20,602	20,677
Other assets	42,729	43,177	41,454	41,734	42,960

Total assets	$2,681,194	$2,609,769	$2,565,232	$2,500,545	$2,456,828

Liabilities
Non-interest-bearing deposits	$547,278	$533,286	$538,506	$522,827	$530,048
Interest-bearing deposits	1,878,548	1,826,957	1,769,265	1,702,187	1,670,211
Total deposits	2,425,826	2,360,243	2,307,771	2,225,014	2,200,259
Short-term borrowings	10	22	10,326	37,220	28,477
Secured borrowings	6,162	6,226	6,297	6,429	7,269
Other liabilities	36,050	34,937	34,695	31,999	30,734
Total liabilities	2,468,048	2,401,428	2,359,089	2,300,662	2,266,739

Shareholders' equity	213,146	208,341	206,143	199,883	190,089

Total liabilities and shareholders' equity	$2,681,194	$2,609,769	$2,565,232	$2,500,545	$2,456,828

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Financial Data

	Three Months Ended
	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Selected returns and financial ratios
Basic earnings per share	$1.20	$1.04	$1.02	$0.87	$0.86
Diluted earnings per share	$1.20	$1.03	$1.01	$0.86	$0.86
Dividends per share	$0.40	$0.40	$0.40	$0.38	$0.38
Yield on interest-earning assets (FTE)*	4.77%	4.73%	4.68%	4.68%	4.58%
Cost of interest-bearing liabilities	2.52%	2.49%	2.60%	2.70%	2.58%
Cost of funds	1.95%	1.93%	2.00%	2.08%	1.96%
Net interest spread (FTE)*	2.25%	2.24%	2.08%	1.98%	2.00%
Net interest margin (FTE)*	2.92%	2.89%	2.78%	2.70%	2.71%
Return on average assets	1.04%	0.93%	0.90%	0.79%	0.81%
Pre-provision net revenue to average assets*	1.28%	1.16%	1.06%	1.05%	1.00%
Return on average equity	13.02%	11.66%	11.26%	9.89%	10.44%
Return on average tangible equity*	14.40%	12.93%	12.50%	11.02%	11.72%
Efficiency ratio (FTE)*	61.17%	61.67%	65.48%	65.33%	66.47%
Expense ratio	1.40%	1.37%	1.48%	1.41%	1.47%

	Six months ended
	Jun. 30, 2025	Jun. 30, 2024
Basic earnings per share	$2.24	$1.74
Diluted earnings per share	$2.23	$1.73
Dividends per share	$0.80	$0.76
Yield on interest-earning assets (FTE)*	4.75%	4.55%
Cost of interest-bearing liabilities	2.51%	2.54%
Cost of funds	1.94%	1.95%
Net interest spread (FTE)*	2.24%	2.01%
Net interest margin (FTE)*	2.91%	2.70%
Return on average assets	0.98%	0.82%
Pre-provision net revenue to average assets*	1.22%	0.98%
Return on average equity	12.35%	10.57%
Return on average tangible equity*	13.68%	11.87%
Efficiency ratio (FTE)*	61.42%	67.01%
Expense ratio	1.38%	1.49%

Other financial data	At period end:
(dollars in thousands except per share data)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
Assets under management	$1,030,268	$955,647	$921,994	$942,190	$906,861
Book value per share	$37.78	$36.70	$35.56	$36.13	$34.12
Tangible book value per share*	$34.25	$33.16	$31.98	$32.55	$30.52
Equity to assets	8.08%	7.81%	7.89%	7.92%	7.83%
Tangible common equity ratio*	7.38%	7.11%	7.16%	7.19%	7.06%
Allowance for credit losses on loans to:
Total loans	1.09%	1.10%	1.09%	1.09%	1.10%
Non-accrual loans	6.50x	3.36x	2.68x	2.77x	2.75x
Non-accrual loans to total loans	0.17%	0.33%	0.41%	0.39%	0.40%
Non-performing assets to total assets	0.13%	0.23%	0.30%	0.29%	0.28%
Net charge-offs to average total loans	0.05%	0.02%	0.03%	0.02%	0.03%

Capital Adequacy Ratios
Total risk-based capital ratio	14.72%	14.74%	14.78%	14.56%	14.69%
Common equity tier 1 risk-based capital ratio	13.57%	13.57%	13.60%	13.38%	13.52%
Tier 1 risk-based capital ratio	13.57%	13.57%	13.60%	13.38%	13.52%
Leverage ratio	9.16%	9.22%	9.22%	9.30%	9.30%

* Non-GAAP Financial Measures - see reconciliations below

FIDELITY D & D BANCORP, INC.

Reconciliations of Non-GAAP Financial Measures to GAAP

Reconciliations of Non-GAAP Measures to GAAP	Three Months Ended
(dollars in thousands)	Jun. 30, 2025	Mar. 31, 2025	Dec. 31, 2024	Sep. 30, 2024	Jun. 30, 2024
FTE net interest income (non-GAAP)
Interest income (GAAP)	$29,765	$28,308	$28,059	$27,299	$26,039
Adjustment to FTE	760	771	764	775	751
Interest income adjusted to FTE (non-GAAP)	30,525	29,079	28,823	28,074	26,790
Interest expense (GAAP)	11,836	11,275	11,685	11,868	10,922
Net interest income adjusted to FTE (non-GAAP)	$18,689	$17,804	$17,138	$16,206	$15,868

Efficiency Ratio (non-GAAP)
Non-interest expenses (GAAP)	$14,710	$14,554	$14,395	$13,840	$13,616

Net interest income (GAAP)	17,929	17,033	16,374	15,431	15,117
Plus: taxable equivalent adjustment	760	771	764	775	751
Non-interest income (GAAP)	5,359	4,973	4,847	4,979	4,615
Plus: Loss on sales of securities	-	822	-	-	-
Net interest income (FTE) plus adjusted non-interest income (non-GAAP)	$24,048	$23,599	$21,985	$21,185	$20,483
Efficiency ratio (non-GAAP) (1)	61.17%	61.67%	65.47%	65.33%	66.48%
(1) The reported efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense by the sum of net interest income, on an FTE basis, and adjusted non-interest income.

Tangible Book Value per Share/Tangible Common Equity Ratio (non-GAAP)
Total assets (GAAP)	$2,698,575	$2,711,310	$2,584,616	$2,615,933	$2,500,645
Less: Intangible assets	(20,364)	(20,431)	(20,504)	(20,576)	(20,649)
Tangible assets	2,678,211	2,690,879	2,564,112	2,595,357	2,479,996
Total shareholders' equity (GAAP)	217,912	211,674	203,969	207,261	195,692
Less: Intangible assets	(20,364)	(20,431)	(20,504)	(20,576)	(20,649)
Tangible common equity	197,548	191,243	183,465	186,685	175,043

Common shares outstanding, end of period	5,767,490	5,767,500	5,736,252	5,736,025	5,735,728
Tangible Common Book Value per Share	$34.25	$33.16	$31.98	$32.55	$30.52
Tangible Common Equity Ratio	7.38%	7.11%	7.16%	7.19%	7.06%

Pre-Provision Net Revenue to Average Assets
Income before taxes (GAAP)	$8,258	$7,082	$6,661	$5,760	$5,701
Plus: Provision for credit losses	320	370	165	810	415
Total pre-provision net revenue (non-GAAP)	8,578	7,452	6,826	6,570	6,116
Total (annualized) (non-GAAP)	$34,404	$30,220	$27,157	$26,423	$24,600

Average assets	$2,681,194	$2,609,769	$2,565,232	$2,500,545	$2,456,828
Pre-Provision Net Revenue to Average Assets (non-GAAP)	1.28%	1.16%	1.06%	1.05%	1.00%

Reconciliations of Non-GAAP Measures to GAAP	Six months ended
(dollars in thousands)	Jun. 30, 2025	Jun. 30, 2024
FTE net interest income (non-GAAP)
Interest income (GAAP)	$58,073	$51,665
Adjustment to FTE	1,531	1,497
Interest income adjusted to FTE (non-GAAP)	59,604	53,162
Interest expense (GAAP)	23,111	21,604
Net interest income adjusted to FTE (non-GAAP)	$36,493	31,558

Efficiency Ratio (non-GAAP)
Non-interest expenses (GAAP)	$29,264	$27,306

Net interest income (GAAP)	34,962	30,061
Plus: taxable equivalent adjustment	1,531	1,497
Non-interest income (GAAP)	10,332	9,188
Plus: Loss on sales of securities	822	-
Net interest income (FTE) plus non-interest income (non-GAAP)	$47,647	$40,746
Efficiency ratio (non-GAAP) (1)	61.42%	67.01%
(1) The reported efficiency ratio is a non-GAAP measure calculated by dividing non-interest expense by the sum of net interest income, on an FTE basis, and adjusted non-interest (loss) income.

Pre-Provision Net Revenue to Average Assets
Income before taxes (GAAP)	$15,340	$11,453
Plus: Provision for credit losses	690	490
Total pre-provision net revenue (non-GAAP)	$16,030	$11,943
Total (annualized) (non-GAAP)	$32,326	$23,951

Average assets	$2,645,679	$2,453,998
Pre-Provision Net Revenue to Average Assets (non-GAAP)	1.22%	0.98%